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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 4)*


                         MEMC Electronic Materials, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   552715-10-4
-------------------------------------------------------------------------------

                                 (CUSIP Number)

           Richard A. Ekleberry                          James R. Gillette                              Linda D. Barker
           Texas Pacific Group                    Leonard Green & Partners, L.P.                      The TCW Group, Inc.
     301 Commerce Street, Suite 3300         11111 Santa Monica Boulevard, Suite 2000          865 S. Figueroa Street, Suite 1800
           Fort Worth, TX 76102                        Los Angeles, CA 90025                         Los Angeles, CA 90017
              (817) 871-4000                              (310) 954-0416                                 (213) 244-0000

                                                              With copies to:


                                         Howard A. Sobel, Esq.
          Paul J. Shim, Esq.               Latham & Watkins         Jennifer Bellah Maguire, Esq.          Charles F. Niemeth
  Cleary, Gottlieb, Steen & Hamilton       885 Third Avenue,         Gibson Dunn & Crutcher LLP          O'Melveny & Myers LLP
           One Liberty Plaza                  Suite 1000               333 South Grand Avenue             153 East 53rd Street
          New York, NY 10006              New York, NY 10022            Los Angeles, CA 10022              New York, NY 10022
            (212) 225-2000                  (212) 906-1200                 (213) 229-7000                    (212) 326-2000
------------------------------------------------------------------------------------------------------------------------------------
                    (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                                  May 15, 2003
-------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. |_|

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss. 240.13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1746 (11-02)

                                  SCHEDULE 13D


CUSIP No. 552715-10-4

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           TPG Wafer Holdings LLC

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                         (b) |X|

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           00 - Contributions of Partners of Affiliates

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                                    |_|

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

                              7       SOLE VOTING POWER


                              8       SHARED VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY                179,637,193 (See Items 4 and 5.)
     EACH REPORTING
         PERSON               9       SOLE DISPOSITIVE POWER
          WITH

                              10      SHARED DISPOSITIVE POWER
                                      179,637,193 (See Items 4 and 5.)

   11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 179,637,193 (See Items 4 and 5.)

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
           EXCLUDES CERTAIN SHARES*                                         |_|

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           80.6% (See Items 4 and 5.)

   14      TYPE OF REPORTING PERSON*

           OO (Limited Liability Company)

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No. 552715-10-4

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           TPG Wafer Partners LLC

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                         (b) |X|

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           00 - Contributions of Partners of Affiliates

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                                    |_|

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

                              7       SOLE VOTING POWER


                              8       SHARED VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY                179,637,193 (See Items 4 and 5.)
     EACH REPORTING
         PERSON               9       SOLE DISPOSITIVE POWER
          WITH

                              10      SHARED DISPOSITIVE POWER
                                      179,637,193 (See Items 4 and 5.)

   11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 179,637,193 (See Items 4 and 5.)

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
           EXCLUDES CERTAIN SHARES*                                         |_|

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           80.6% (See Items 4 and 5.)

   14      TYPE OF REPORTING PERSON*

           OO (Limited Liability Company)

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No. 552715-10-4

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           TPG Advisors III, Inc.

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                         (b) |X|

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           Not Applicable

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                                    |_|

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

                              7       SOLE VOTING POWER


                              8       SHARED VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY                179,637,193 (See Items 4 and 5.)
     EACH REPORTING
         PERSON               9       SOLE DISPOSITIVE POWER
          WITH

                              10      SHARED DISPOSITIVE POWER
                                      179,637,193 (See Items 4 and 5.)

   11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 179,637,193 (See Items 4 and 5.)

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
           EXCLUDES CERTAIN SHARES*                                         |_|

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           80.6% (See Items 4 and 5.)

   14      TYPE OF REPORTING PERSON*

           CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No. 552715-10-4

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           T3 Advisors, Inc.

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                         (b) |X|

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           Not Applicable.

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                                    |_|

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

                              7       SOLE VOTING POWER


                              8       SHARED VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY                179,637,193 (See Items 4 and 5.)
     EACH REPORTING
         PERSON               9       SOLE DISPOSITIVE POWER
          WITH

                              10      SHARED DISPOSITIVE POWER
                                      179,637,193 (See Items 4 and 5.)

   11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 179,637,193 (See Items 4 and 5.)

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
           EXCLUDES CERTAIN SHARES*                                         |_|

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           80.6% (See Items 4 and 5.)

   14      TYPE OF REPORTING PERSON*

           CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No. 552715-10-4

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           T3 Advisors II, Inc.

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                         (b) |X|

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           Not Applicable.

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                                    |_|

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

                              7       SOLE VOTING POWER


                              8       SHARED VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY                179,637,193 (See Items 4 and 5.)
     EACH REPORTING
         PERSON               9       SOLE DISPOSITIVE POWER
          WITH

                              10      SHARED DISPOSITIVE POWER
                                      179,637,193 (See Items 4 and 5.)

   11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 179,637,193 (See Items 4 and 5.)

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
           EXCLUDES CERTAIN SHARES*                                         |_|

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           80.6% (See Items 4 and 5.)

   14      TYPE OF REPORTING PERSON*

           CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No. 552715-10-4

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Green Equity Investors III, L.P.

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                         (b) |X|

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO - Contribution of Partners

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                                    |_|

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

                              7       SOLE VOTING POWER


                              8       SHARED VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY                179,637,193 (See Items 4 and 5.)
     EACH REPORTING
         PERSON               9       SOLE DISPOSITIVE POWER
          WITH

                              10      SHARED DISPOSITIVE POWER
                                      179,637,193 (See Items 4 and 5.)

   11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 179,637,193 (See Items 4 and 5.)

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
           EXCLUDES CERTAIN SHARES*                                         |_|

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           80.6% (See Items 4 and 5.)

   14      TYPE OF REPORTING PERSON*

           PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No. 552715-10-4

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Green Equity Investors Side III, L.P.

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                         (b) |X|

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO - Contribution of Partners

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                                    |_|

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

                              7       SOLE VOTING POWER


                              8       SHARED VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY                179,637,193 (See Items 4 and 5.)
     EACH REPORTING
         PERSON               9       SOLE DISPOSITIVE POWER
          WITH

                              10      SHARED DISPOSITIVE POWER
                                      179,637,193 (See Items 4 and 5.)

   11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 179,637,193 (See Items 4 and 5.)

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
           EXCLUDES CERTAIN SHARES*                                         |_|

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           80.6% (See Items 4 and 5.)

   14      TYPE OF REPORTING PERSON*

           PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No. 552715-10-4

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           GEI Capital III, L.L.C.

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                         (b) |X|

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           AF

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                                    |_|

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

                              7       SOLE VOTING POWER


                              8       SHARED VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY                179,637,193 (See Items 4 and 5.)
     EACH REPORTING
         PERSON               9       SOLE DISPOSITIVE POWER
          WITH

                              10      SHARED DISPOSITIVE POWER
                                      179,637,193 (See Items 4 and 5.)

   11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 179,637,193 (See Items 4 and 5.)

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
           EXCLUDES CERTAIN SHARES*                                         |_|

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           80.6% (See Items 4 and 5.)

   14      TYPE OF REPORTING PERSON*

           OO - Limited Liability Company

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No. 552715-10-4

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           LGP Management, Inc.

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                         (b) |X|

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           AF

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                                    |_|

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

                              7       SOLE VOTING POWER


                              8       SHARED VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY                179,637,193 (See Items 4 and 5.)
     EACH REPORTING
         PERSON               9       SOLE DISPOSITIVE POWER
          WITH

                              10      SHARED DISPOSITIVE POWER
                                      179,637,193 (See Items 4 and 5.)

   11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 179,637,193 (See Items 4 and 5.)

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
           EXCLUDES CERTAIN SHARES*                                         |_|

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           80.6% (See Items 4 and 5.)

   14      TYPE OF REPORTING PERSON*

           CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No. 552715-10-4

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Leonard Green & Partners, L.P.

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                         (b) |X|

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           AF

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                                    |_|

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

                              7       SOLE VOTING POWER


                              8       SHARED VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY                179,637,193 (See Items 4 and 5.)
     EACH REPORTING
         PERSON               9       SOLE DISPOSITIVE POWER
          WITH

                              10      SHARED DISPOSITIVE POWER
                                      179,637,193 (See Items 4 and 5.)

   11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 179,637,193 (See Items 4 and 5.)

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
           EXCLUDES CERTAIN SHARES*                                         |_|

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           80.6% (See Items 4 and 5.)

   14      TYPE OF REPORTING PERSON*

           PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No. 552715-10-4

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           TCW/Crescent Mezzanine Partners III, L.P.

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                         (b) |X|

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           WC

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                                    |_|

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

                              7       SOLE VOTING POWER


                              8       SHARED VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY                179,637,193 (See Items 4 and 5.)
     EACH REPORTING
         PERSON               9       SOLE DISPOSITIVE POWER
          WITH

                              10      SHARED DISPOSITIVE POWER
                                      179,637,193 (See Items 4 and 5.)

   11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 179,637,193 (See Items 4 and 5.)

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
           EXCLUDES CERTAIN SHARES*                                         |_|

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           80.6% (See Items 4 and 5.)

   14      TYPE OF REPORTING PERSON*

           PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No. 552715-10-4

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           TCW/Crescent Mezzanine Trust III

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                         (b) |X|

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           WC

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                                    |_|

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

                              7       SOLE VOTING POWER


                              8       SHARED VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY                179,637,193 (See Items 4 and 5.)
     EACH REPORTING
         PERSON               9       SOLE DISPOSITIVE POWER
          WITH

                              10      SHARED DISPOSITIVE POWER
                                      179,637,193 (See Items 4 and 5.)

   11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 179,637,193 (See Items 4 and 5.)

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
           EXCLUDES CERTAIN SHARES*                                         |_|

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           80.6% (See Items 4 and 5.)

   14      TYPE OF REPORTING PERSON*

           OO (Trust)

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No. 552715-10-4

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           The TCW Group, Inc.

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                         (b) |X|

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           Not Applicable.

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                                    |_|

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Nevada

                              7       SOLE VOTING POWER


                              8       SHARED VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY                179,637,193 (See Items 4 and 5.)
     EACH REPORTING
         PERSON               9       SOLE DISPOSITIVE POWER
          WITH

                              10      SHARED DISPOSITIVE POWER
                                      179,637,193 (See Items 4 and 5.)

   11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 179,637,193 (See Items 4 and 5.)

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
           EXCLUDES CERTAIN SHARES*                                         |_|

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           80.6% (See Items 4 and 5.)

   14      TYPE OF REPORTING PERSON*

           HC, CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No. 552715-10-4

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           TCW Asset Management Company

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                         (b) |X|

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           Not Applicable.

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                                    |_|

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           California

                              7       SOLE VOTING POWER


                              8       SHARED VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY                179,637,193 (See Items 4 and 5.)
     EACH REPORTING
         PERSON               9       SOLE DISPOSITIVE POWER
          WITH

                              10      SHARED DISPOSITIVE POWER
                                      179,637,193 (See Items 4 and 5.)

   11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 179,637,193 (See Items 4 and 5.)

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
           EXCLUDES CERTAIN SHARES*                                         |_|

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           80.6% (See Items 4 and 5.)

   14      TYPE OF REPORTING PERSON*

           HC, CO, IA

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No. 552715-10-4

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           TCW/Crescent Mezzanine III, LLC

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                         (b) |X|

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           Not Applicable.

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                                    |_|

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

                              7       SOLE VOTING POWER


                              8       SHARED VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY                179,637,193 (See Items 4 and 5.)
     EACH REPORTING
         PERSON               9       SOLE DISPOSITIVE POWER
          WITH

                              10      SHARED DISPOSITIVE POWER
                                      179,637,193 (See Items 4 and 5.)

   11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 179,637,193 (See Items 4 and 5.)

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
           EXCLUDES CERTAIN SHARES*                                         |_|

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           80.6% (See Items 4 and 5.)

   14      TYPE OF REPORTING PERSON*

           OO (Limited Liability Company)

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No. 552715-10-4

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           TCW/Crescent Mezzanine III Netherlands, L.P.

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                         (b) |X|

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           WC

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                                    |_|

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

                              7       SOLE VOTING POWER


                              8       SHARED VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY                179,637,193 (See Items 4 and 5.)
     EACH REPORTING
         PERSON               9       SOLE DISPOSITIVE POWER
          WITH

                              10      SHARED DISPOSITIVE POWER
                                      179,637,193 (See Items 4 and 5.)

   11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 179,637,193 (See Items 4 and 5.)

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
           EXCLUDES CERTAIN SHARES*                                         |_|

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           80.6% (See Items 4 and 5.)

   14      TYPE OF REPORTING PERSON*

           PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                  This Amendment No. 4 (this "Amendment") supplements Items 4, 6 and 7 and amends and restates Item 5 of the Schedule 13D (the "Schedule") filed on November 21, 2001, as amended by Amendment No. 1 dated January 31, 2002, Amendment No. 2 dated August 9, 2002 and Amendment No. 3 dated September 30, 2002, by the Reporting Persons with respect to the Common Stock of the Company. All capitalized terms used but not defined in this Amendment have the meanings ascribed to such terms in the Schedule.

Item 4.           Purpose of Transaction.

                  Sale of Common Stock.

                  On May 15, 2003, the Company and TPG Wafer Holdings LLC ("Wafer Holdings") entered into an underwriting agreement (the "Underwriting Agreement") with Lehman Brothers Inc. and Merrill Lynch, Pierce, Fenner & Smith, Incorporated, for themselves and as representatives to the other underwriters party thereto (the "Underwriters"). Pursuant to the Underwriting Agreement, and under a registration statement of the Issuer on Form S-3 (File No. 333-104529) and a registration statement on Form S-3 (File No. 333-105303) filed pursuant to Rule 462(b) of the Securities Act of 1933 and amendments and supplements thereto filed with the Securities and Exchange Commission (collectively, the "Registration Statement"), Wafer Holdings sold 12,000,000 shares of Common Stock, and the Company issued 10,000,000 shares of Common Stock, to the Underwriters, with a public offering price of $10.00 per share, less an underwriting discount of $0.475 per share. Wafer Holdings also granted to the Underwriters a 30-day option to purchase an additional 3,300,000 shares of Common Stock to cover over-allotments.

Item 5.           Interest in Securities of the Issuer.

                  Item 5 is hereby amended and restated in its entirety to read as follows:

                  (a), (b) The Reporting Persons may be deemed to beneficially own, and have shared voting and dispositive power with respect to, up to 179,637,193 shares of Common Stock, representing in the aggregate approximately 80.6% of the outstanding shares of Common Stock. The number of outstanding shares of Common Stock includes 196,195,401 shares of Common Stock reported to be outstanding as of May 15, 2003 in the Registration Statement and the additional 10,000,000 shares of Common Stock issued by the Company under the Registration Statement, and assumes the exercise in full of the Warrants to purchase 16,666,667 shares of Common Stock.

                  Each of the Reporting Persons may be deemed to be part of one or more "groups" for purposes of Regulation 13D-G promulgated under the Securities Exchange Act of 1934, but disclaims that status.

                  (c) Except as described herein, no transactions in shares of common stock of the Company were effected during the past 60 days by the Reporting Persons and the TPG Controlling Persons or to the best of their knowledge, by any of the individuals identified in Item 2.

                  (d) Not applicable.

                  (e) Not applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

                  Lock-up Agreement.

                  On March 31, 2003, Wafer Holdings and the Underwriters entered into a lock-up letter agreement (the "Lock-Up Agreement") in connection with the sale of Common Stock described above under Item 4. The provisions of the Lock-Up Agreement are set forth as an exhibit to this Amendment, and are incorporated herein in their entirety by this reference in response to this Item 6.

Item 7.           Material to be Filed as Exhibits.

Exhibit 26 Underwriting Agreement dated May 15, 2003 by and among MEMC Electronic Materials, Inc., TPG Wafer Holdings LLC, Lehman Brothers Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., UBS Warburg LLC and each of the other underwriters named in Schedule 1 thereto.

Exhibit 27        Lock-Up Letter Agreement, dated as of March 31, 2003, from
                  TPG Wafer Holdings LLC to Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Salomon Smith Barney Inc., Deutsche Bank Securities Inc., UBS Warburg LLC as representatives of the underwriters named in Schedule 1 to the Underwriting Agreement.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to TPG Wafer Holdings LLC is true, complete and correct.

Dated:  May 22, 2003

                                                   TPG WAFER HOLDINGS LLC


                                                   By:  /s/ Richard A. Ekleberry
                                                       -------------------------
                                                   Name: Richard A. Ekleberry
                                                   Title: Vice President

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to TPG Wafer Partners LLC is true, complete and correct.

Dated:  May 22, 2003

                                                   TPG WAFER PARTNERS LLC


                                                   By:  /s/ Richard A. Ekleberry
                                                       -------------------------
                                                   Name: Richard A. Ekleberry
                                                   Title: Vice President

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to TPG Advisors III, Inc. is true, complete and correct.

Dated:  May 22, 2003

                                                   TPG ADVISORS III, INC.


                                                   By:  /s/ Richard A. Ekleberry
                                                       -------------------------
                                                   Name: Richard A. Ekleberry
                                                   Title: Vice President

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to T3 Advisors, Inc. is true, complete and correct.

Dated:  May 22, 2003

                                                   T3 ADVISORS, INC.



                                                   By:  /s/ Richard A. Ekleberry
                                                       -------------------------
                                                   Name: Richard A. Ekleberry
                                                   Title: Vice President


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to T3 Advisors II, Inc. is true, complete and correct.

Dated:  May 22, 2003

                                                  T3 ADVISORS II, INC.



                                                   By:  /s/ Richard A. Ekleberry
                                                       -------------------------
                                                   Name: Richard A. Ekleberry
                                                   Title: Vice President

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to Green Equity Investors III, L.P. is true, complete and correct.

Dated:  May 21, 2003

                                  GREEN EQUITY INVESTORS III, L.P.

                                  By: GEI Capital III, LLC, its General Partner


                                  By: /s/ John Danhakl
                                     -----------------
                                  Name: John Danhakl
                                  Title: Manager


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to GEI Capital III, L.L.C. is true, complete and correct.

Dated:  May 21, 2003

                                  GEI CAPITAL III, L.L.C.



                                  By: /s/ John Danhakl
                                     -----------------
                                  Name: John Danhakl
                                  Title: Manager


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to LGP Management, Inc. is true, complete and correct.

Dated:  May 21, 2003

                                  LGP MANAGEMENT, INC.



                                  By: /s/ John Danhakl
                                     -----------------
                                  Name: John Danhakl
                                  Title: Vice President

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to Leonard Green & Partners, L.P., is true, complete and correct.

Dated:  May 21, 2003

                                  LEONARD GREEN & PARTNERS, L.P.

                                  By:  LGP Management, Inc., its General Partner



                                  By: /s/ John Danhakl
                                     -----------------
                                  Name: John Danhakl
                                  Title: Vice President

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to Green Equity Investors Side III, L.P. is true, complete and correct.

Dated:  May 21, 2003

                                  GREEN EQUITY INVESTORS SIDE III, L.P.

                                  By:  GEI Capital III, LLC, its General Partner


                                  By: /s/ John Danhakl
                                     -----------------
                                  Name: John Danhakl
                                  Title: Manager

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to TCW/Crescent Mezzanine Partners III, L.P. is true, complete and correct.

Dated:  May 22, 2003

                                  TCW/CRESCENT MEZZANINE PARTNERS III, L.P.


                                  By:  TCW/Crescent Mezzanine III, LLC, its
                                  general partner


                                  By: /s/ Linda D. Barker
                                      -------------------
                                  Name: Linda D. Barker
                                  Title: Authorized Signatory

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to TCW/Crescent Mezzanine III Netherlands, L.P. is true, complete and correct.

Dated:  May 22, 2003

                                  TCW/CRESCENT MEZZANINE III NETHERLANDS, L.P.


                                  By: TCW/Crescent Mezzanine III, LLC, its
                                  general partner

                                  By: /s/ Linda D. Barker
                                      -------------------
                                  Name: Linda D. Barker
                                  Title: Authorized Signatory

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to TCW/Crescent Mezzanine Trust III is true, complete and correct.

Dated:  May 22, 2003

                                  TCW/CRESCENT MEZZANINE TRUST III


                                  By:  TCW/Crescent Mezzanine III, LLC, its
                                  managing owner


                                  By: /s/ Linda D. Barker
                                      -------------------
                                  Name: Linda D. Barker
                                  Title: Authorized Signatory

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to The TCW Group, Inc. is true, complete and correct.

Dated:  May 22, 2003

                                  THE TCW GROUP, INC.

                                  By: /s/ Linda D. Barker
                                      -------------------
                                  Name: Linda D. Barker
                                  Title: Authorized Signatory

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to TCW Asset Management Company is true, complete and correct.

Dated:  May 22, 2003

                                 TCW ASSET MANAGEMENT COMPANY


                                  By: /s/ Linda D. Barker
                                      -------------------
                                  Name: Linda D. Barker
                                  Title: Authorized Signatory

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to TCW/Crescent Mezzanine III, LLC is true, complete and correct.

Dated:  May 22, 2003

                                  TCW/CRESCENT MEZZANINE III, LLC


                                  By: /s/ Linda D. Barker
                                      -------------------
                                  Name: Linda D. Barker
                                  Title: Authorized Signatory